Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-256773 on Form S-1 of our report dated April 19, 2021 (June 21, 2021, as to the effects of the reverse stock split as described in Note 15) relating to the financial statements of Monte Rosa Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 21, 2021